EXHIBIT 12.1

                                 EL PASO CORPORATION
                 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)


                                                                                                       FOR THE NINE MONTHS
                                                             FOR THE YEAR ENDED DECEMBER 31,            ENDED SEPTEMBER 30,
                                                         ----------------------------------------      --------------------
                                                        1996      1997     1998     1999     2000           2000     2001
                                                        ----      ----     ----     ----     ----           ----     ----
Earnings
    Pre-tax income (loss) from continuing operations   $ 1,119   $ 1,176   $  174   $ 350  $ 1,774       $ 1,291   $ (304)
    Minority interest in consolidated subsidiaries           -         -       60      93      204           145      169
    Income from equity investees                             -      (208)    (212)   (303)    (387)         (297)    (302)
                                                        ------    -------   ------  ------ --------      --------  -------
    Pre-tax income (loss) from continuing operations
      before minority interest in consolidated
      subsidiaries and income from equity investees      1,119     1,000       22      140    1,591        1,139     (437)

    Fixed charges                                          676       745      835      999    1,333        1,024    1,116
    Distributed income of equity investees                   -       114       96      194      316          227      225
    Capitalized interest                                   (15)      (24)     (36)     (64)     (82)         (60)     (51)
    Minority interest
        Preferred stock dividend requirements of
          consolidated subsidiaries                         (2)      (47)     (71)     (77)     (89)         (69)     (42)
        Fixed charges of minority interest in consolidated
          subsidiaries                                       -         -      (12)     (36)    (141)         (98)    (127)
                                                         ------    -------   ------  ------ --------      --------  -------
        Totals earnings available for fixed charges     $ 1,778   $ 1,788   $  83   $ 1,156 $ 2,928      $ 2,163   $  684
                                                        =======   ========  ======= ======= ========      ========  =======
Fixed charges
    Interest and debt costs                             $   631   $   655   $  710  $   834 $ 1,027      $    815  $  910
    Interest component of rent                               43        43       42       52      76            42      37
    Minority interest
        Preferred stock dividend requirement                  2        47       71       77      89            69      42
        Other minority interest in consolidated
          subsidiaries                                        -         -       12       36     141            98     127
                                                        -------   --------  ------   ------- -------      --------  -------
        Total fixed charges                             $   676   $   745   $  835  $   999 $ 1,333      $  1,024  $1,116
                                                        =======   ========  ======   ======= =======      ========  ========
Ratio of earnings to fixed charges                         2.63      2.40        -(1)  1.16    2.20           2.11      -(1)
                                                        =======   ========  =======  ======= =======      ========  ========

(1) Earnings were inadequate to cover fixed charges by $1 million for the year ended December 31, 1998, and $432 million for the nine months ended
    September 30, 2001.


    For purposes of calculating these ratios: (i) "fixed charges" represent interest cost (exclusive of interest on rate refunds), amortization of debt costs, the estimated portion of rental expense representing the interest factor, pretax preferred stock dividend requirements of consolidated subsidiaries, and minority interests in consolidated subsidiaries; and (ii) "earnings" represent the aggregate of pre-tax income (loss) from continuing operations before adjustment for minority interest in consolidated subsidiaries and income from equity investees, fixed charges, and distributed income of equity investees, less capitalized interest, minority interest in consolidated subsidiaries, and preferred stock dividend requirement of consolidated subsidiaries.


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